BRADLEY PHARMACEUTICALS, INC.
                       CONDENSED CONSOLIDATED
                      STATEMENTS OF CASH FLOWS
                           (UNAUDITED)

                                                      Nine Months Ended
                                                        September 30,
                                                      1998         1997

Cash flows from operating activities:
Net income                                       $   117,544  $   551,370
Adjustments to reconcile net income to net cash
  provided by operating activities
   Depreciation & amortization                       803,759    1,191,174
   Noncash compensation and consulting services       84,923        -
   Changes in operating assets and liabilities
    Accounts receivable                             (983,033)     855,728
    Inventory and prepaid samples and materials     (142,524)     445,199
    Income taxes payable                             (99,179)       -
    Prepaid expenses and other                      (122,902)    (101,047)
    Accounts payable and accrued expenses            824,459   (1,510,534)
                                                    ---------	 -----------
Net cash provided by operating activities            483,047    1,431,890
                                                    ---------  -----------

Cash flows from investing activities:
 Investments in trademarks, patents and
   other intangible assets                           (27,665)     (85,148)
 Purchase of property & equipment - net             (225,204)     (78,826)
 Proceeds from sale of fixed assets                   65,000         -
                                                    ---------     --------
Net cash used in investing activities               (187,869)    (163,974)

Cash flows from financing activities:
 Payment of notes payable                           (100,697)  (1,834,971)
 Revolving credit line, net                          (98,376)     904,342
 Proceeds from exercise of stock options              11,388        -
 Purchase of treasury shares                        (160,969)    (112,284)
                                                    ---------    ---------
Net cash used in financing activities               (348,654)  (1,042,913)
                                                    ---------  -----------
Increase (decrease) in cash and cash equivalents     (53,476)     225,003

Cash and cash equivalents at beginning of period     513,971        -
                                                    ---------  -----------
Cash and cash equivalents at end of period      $    460,495  $   225,003
                                                    =========  ===========





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